CANNEX, KUBBY, GULF ONSHORE, INC
ASSET PURCHASE AGREEMENT

CANNEX THERAPEUTICS LLC a California Limited Liability Company with its corporate offices located at 548 Market Street Suite 16645 San Francisco, CA 94104 and STEVEN W. KUBBY an individual located at 548 Market Street Suite 16645 San Francisco, CA 94104.

And

GULF ONSHORE, INC. a Nevada Corporation with its corporate offices located at 4310 Wiley Post Road, Suite 201 Addison, Texas 75001.

And

K&D Equities, Inc.  a Nevada Corporation with its corporate offices located at 4310 Wiley Post Road, Suite 202E Addison, Texas 75001.

This Asset Purchase Agreement ("Purchase Agreement") is entered into as of March 23, 2009, by and among Cannex Therapeutics LLC/Steven W. Kubby ("CXSK"), GULF ONSHORE, INC ("GULF"), and K&D Equities, Inc. (“KDE”).

I.           RECITALS

A.	CXSK desires to sell, assign, transfer and convey to GULF all of CXSK’s rights, titles, and interest in and to its Cannabis Research & Development Business (“CXSK Assets”).

B.
Subject to the terms and conditions of this Purchase Agreement, CXSK agrees to sell to GULF and GULF agrees to purchase from CXSK the CXSK Assets with no liabilities or obligations or encumbrances attached to the CXSK Assets.

C.	A management agreement between GULF and Steven W. Kubby is an essential part of this agreement.

D.	Schedule A to be provided according to CXSK Assets as listed below (“CXSK Assets”):

a.	Website
b.	Client Base
c.	All Hardware and Software
d.	Intellectual Property
e.	Billing System
f.	All rights, properties, patents, trademarks, formulas, pertaining to its Cannabis Research & Business.

E.	GULF shall assume no liabilities and obligations with respect to the CXSK Assets.

Int____	Int____	Int____

F.	CXSK represents that there are no liabilities, litigations and obligations with respect to the CXSK Assets.

G.
GULF warrants that its financial condition as of September 30, 2009, is as represented by its Q3 2008 Form 10-Q as filed with the Securities and Exchange Commission, excepting as affected by the release of $250,000 in debt by South Beach Live, Inc., and its delivery of 100% of the shares of Curado Energy Resources, Inc. and the Putnam “M” lease, as more fully described in GULF’s October 31, 2008 Form 8-K filing.

II.           CLOSING DATE

The closing date (“CLOSING DATE”) shall occur on a date that the parties hereto shall mutually agree; provided, however, that the Closing Date shall not occur later than March 27, 2009.

III.           CONDITIONS PRECEDENT

The parties, intending to be legally bound, agree as follows:

1.
Steven W. Kubby, Dr. Richard Melamede and Richard Cowan shall immediately appointed to serve on the Board of Directors of GULF as President and CEO, Director and Chief Science Officer, Director and Chief Financial Officer respectively.

2.	CXSK shall not accept any offers from other parties to purchase the CXSK Assets during the term of this agreement.

3.
GULF represents that immediately prior to this transaction it had 12,597,279 shares of common stock issued and outstanding, and that afterwards it will have 14,697,279 shares of common stock issued and outstanding.  The ten million six hundred thousand (10,600,000) shares paid to Cannex and its assigns will represent approximately seventy three percent 73% of the total shares outstanding in GULF at the closing of this agreement.  GULF has no shares of preferred stock issued and outstanding, and has not filed a certificate of designation with the State of Nevada to declare the rights of any preferred shares that may be issued.

4.	GULF represents that it has thirty million (30,000,000) authorized common shares and one million authorized preferred shares.

IV.           PURCHASE PRICE AND NON-DILUTION

1.
The parties agree that on or prior to the Closing Date, GULF and KDE shall pay to CXSK and or its assigns the Purchase Price in the amount of ten million six hundred thousand (10,600,000) Rule 144 restricted shares of GULF (“PURCHASE PRICE”).  KDE shall deliver 8,500,000 shares, and GULF shall issue an additional 2,100,000 shares.

2.
The parties agree that for a period of one year after the issuance of these shares (“Non-Dilution Period”), GULF will not conduct a reverse split of any class of its shares or increase the number of authorized shares without prior approval of KDE.  Furthermore, in the event that GULF issues additional shares for aggregate consideration (cash, securities or in-kind) of less than $1.00 per share during the Non-Dilution Period, the Company shall issue to KDE without additional payment one share of restricted stock for each ten shares sold.  This provision shall not apply to shares issued to officers or directors of the Company as compensation so long as such shares are issued with a restriction permitting sale only after one year from issuance.

Int____	Int____	Int____

V.           INDEMNIFICATION

1.
Each party hereto shall bear its own costs and expenses with respect to the negotiation and consummation of the transaction contemplated hereunder; provided, however, that should either party fail to negotiate in good faith to effect the consummation of the transaction contemplated hereunder, such party shall fully indemnify the other for all such costs and expenses.

2.
CXSK shall indemnify and hold harmless GULF from and against any and all debts, claims, liabilities, damages and obligations (and related costs and expenses) arising out of or in any way related to (i) any act, omission or misrepresentation of CXSK, or (ii) the CXSK Assets prior to the Closing Date.

3.
GULF shall indemnify and hold harmless CXSK from and against any and all debts, claims, liabilities, damages and obligations (and related costs and expenses) arising out of or in any way related to (i) any act, omission or misrepresentation of GULF or any of GULF's officers, employees or agents, or (ii) the CXSK Assets subsequent to the Closing Date.

VI.           DUE DILIGENCE

CXSK shall make available to GULF at reasonable times upon reasonable notice such of its personnel and files, records and other documents as GULF shall reasonably require in order to confirm the representations that have been made by CXSK with respect to the CXSK Assets and the assumptions upon which GULF has based its calculation of the Purchase.  In the event that before signing this agreement such due diligence reveals any material variation from such representations and assumptions, GULF may elect to (i) terminate its participation in this transaction without further obligation to the CXSK, or (ii) propose an adjusted Purchase Price and/or other modifications to the transaction that CXSK may accept or reject in its sole discretion

VII.           ACCURACY OF REPRESENTATIONS

All of CXSK's representations and warranties in this Purchase Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Purchase Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without regard to any supplement to the Disclosure Schedules.

VIII.          NOTICES

Int____	Int____	Int____

All notices, consents, waivers, and other communications under this Purchase Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below:

If to GULF:	GULF ONSHORE, INC
4310 Wiley Post Road, Suite 201
Addison, Texas 75001
Attention: Jeffrey Joyce

If to CXSK:	Cannex Therapeutics LLC/Steve Kubby
548 Market St, Suite 16645
San Francisco, CA 94104
Attention: Steven W. Kubby

IX.           CONFIDENTIALITY

Unless otherwise agreed to by GULF, CXSK shall make no public announcement or other disclosure in any way relating to this proposed transaction to any person including, but not limited to, the Retailers, Service Contract holders and CXSK’s employees and suppliers.

X.           ENFORCEABILITY

Notwithstanding anything to the contrary set forth herein, GULF's obligation to consummate the transaction described herein shall be subject to (i) negotiation of acceptable documentation,  (ii) approval of the transaction by its Board of Directors and (iii) satisfactory completion of its due diligence as described in Paragraph V.

XI.           GOVERNING LAW

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Purchase Agreement may be brought against any of the parties in the courts of the State of Nevada, and each of the parties consents to the jurisdiction of such court (and of the appropriate appellate court) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. In connection with any such action or proceeding, the prevailing party (whether prevailing affirmatively or by means of a successful defense with respect to the issues having the greatest value or importance) will be entitled to recover its costs, including reasonable attorney fees at trial and on any appeal.

XII.           WAIVER

Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Purchase Agreement or the documents referred to in this Purchase Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, no party will be deemed to have waived any of its rights or privileges under this Purchase Agreement or the documents referred to in this Purchase Agreement unless the waiver is in writing and no waiver given by a party will be applicable except in the specific instance for which it is given.

Int____	Int____	Int____

XIII.                      MODIFICATION

This Purchase Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

XIV.                      ASSIGNMENTS, SUCCESSORS, AND THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Purchase Agreement without the prior consent of the other party, other than a wholly owned (direct or indirect) Related Person that affirms in writing that it will be bound to the representations, warranties, and obligation of Asset Company under this Purchase Agreement as if it signed the Agreement as the original signatory Asset Company (with such factual changes, such as jurisdiction of organization, as reasonably may be required). Subject to the preceding sentence, this Purchase Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Purchase Agreement will be construed to give any Person other than the parties to this Purchase Agreement any legal or equitable right, remedy, or claim under or with respect to this Purchase Agreement or any provision of this Purchase Agreement. This Purchase Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Purchase Agreement and their successors and assigns. The Liquidating Trust is an express beneficiary of the covenants and obligations of the parties to this Agreement.

XV.                       SEVERABILITY

If any provision of this Purchase Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Purchase Agreement will remain in full force and effect. Any provision of this Purchase Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

XVI.                      SECTION HEADINGS; CONSTRUCTION

The headings of Sections in this Purchase Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Purchase Agreement. All words used in this Purchase Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

XVII.                      COUNTERPARTS

This Purchase Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Purchase Agreement and all of which, when taken together, will be deemed to constitute the and the same agreement.

Int____	Int____	Int____

IN WITNESS WHEREOF, the parties have executed and delivered this Purchase Agreement as of the date first written above.

Jeffrey Joyce, President	Steven W. Kubby, President
GULF ONSHORE, INC	Cannex Therapeutics LLC

Steve W. Kubby, Individual	K&D Equities, Inc.

Int____	Int____	Int____